Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AGREEMENT (this “Amendment”) is entered into effective as of April 6, 2015 by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and John D. Eisel (the “Executive”).

WHEREAS, the Company and Executive are parties to an agreement dated September 6, 2011, as amended (the “Agreement”); and

WHEREAS, the parties have previously amended the Agreement and now desire to further amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	The first word of the second sentence of Section 4(b) of the Agreement is deleted and replaced with the following phrase:

“Except as otherwise provided in Section 5 of this Agreement, if”

2.	The first sentence of Section 5 of the Agreement is deleted in its entirety and replaced with the following:

“Upon the occurrence of a Qualifying Termination (as defined below), Executive shall be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance). For purposes of this Agreement, a ‘Qualifying Termination’ means a termination of Executive’s employment within ninety (90) days prior to or twenty-four (24) months following the consummation of a Change in Control as a result of Executive’s (i) resignation for Good Reason or (ii) termination by the Company without Cause.

Notwithstanding the foregoing and notwithstanding any less favorable or contrary treatment in an award agreement or other grant documentation with respect to equity-based awards, the vesting of all equity-based awards that are not assumed by a successor company or exchanged for a replacement award on no less favorable economic terms will be fully accelerated as of the effective date of the Change in Control (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance), and such equity-based awards shall be paid to Executive within thirty (30) days after the effective date of the Change in Control.”

3.	The remaining terms of the Agreement, as previously amended, remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of April 6, 2015.

INNERWORKINGS, INC.		EXECUTIVE

By:	/s/ Eric D. Belcher	/s/ John D. Eisel
	Eric D. Belcher	John D. Eisel
Chief Executive Officer